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                                                                 EXHIBIT (d)(2)


                                     FORM OF
                           RESTRICTED SHARE AGREEMENT


         THIS RESTRICTED SHARE AGREEMENT (the "Agreement"), made this __ day of _________________, 2001, between Sun Hydraulics Corporation, a Florida corporation (the "Corporation"), and ______________________________
("Participant").

                                   WITNESSETH:

         WHEREAS, Participant is an employee of the Corporation and/or a subsidiary of the Corporation ("Subsidiary");

         WHEREAS, the Corporation has adopted the Sun Hydraulics Corporation 2001 Restricted Stock Plan (the "Plan") in order to provide its officers, employees, consultants and directors with incentives to achieve long-term corporate objectives;

         WHEREAS, in order to provide more effective incentives to its employees, the Corporation has offered current holders of 105,000 out-of-the-money stock options granted on May 26, 1998, under the Corporation's 1996 Stock Option Plan (the "Options") an opportunity to voluntarily terminate such options in exchange for 26,250 shares of restricted stock;

         WHEREAS, Participant has properly tendered the Participant's Options to the Corporation by delivering a properly completed and executed Letter of Transmittal, the Option Agreement evidencing Participant's options (or a Lost Option Agreement Affidavit if such Option Agreement was lost), and such other documents required by the Corporation; and

         WHEREAS, the Corporation has accepted Participant's tender of Options and the Compensation Committee of the Corporation's Board of Directors has granted an award of Restricted Shares (as defined below in Section 1) under the Plan to the Participant on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the payment of the purchase price set forth in paragraph 1 below and the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       Grant of Restricted Shares.

         The Corporation hereby grants to Participant a total of _______________ (___________) shares of the common stock, $.001 par value per share, of the Corporation (the "Restricted Shares"), subject to the transfer restrictions and other conditions set forth in this Agreement. In exchange for the grant of the Restricted Shares, Participant has tendered to the Corporation ______ Options to purchase shares of the Corporations common stock (the "Purchase Price").

         The Corporation shall cause the Restricted Shares to be issued and a stock certificate or certificates representing the Restricted Shares to be registered in the name of Participant promptly



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upon execution of this Agreement and the payment of the Purchase Price therefor, but the stock certificate or certificates shall be delivered to, and held in custody by, the Corporation until the applicable restrictions lapse at the times specified in Section 3 below. On or before the date of execution of this Agreement, Participant shall deliver to the Corporation one or more stock powers endorsed in blank relating to the Restricted Shares, which will permit transfer to the Corporation of all or any portion of the Restricted Shares and any securities constituting Retained Distributions (as defined below in Section 2(a)(ii)) that shall be forfeited or that shall not become vested in accordance with this Agreement.

         2.       Restrictions.

         (a) Participant shall have all rights and privileges of a shareholder of the Corporation with respect to the Restricted Shares, including voting rights and the right to receive dividends paid with respect to such shares, except that the following restrictions shall apply, until such time or times as restrictions lapse under Section 3 of this Agreement:

                  (i) Participant shall not be entitled to delivery of the certificate or certificates for any of the Restricted Shares until the restrictions imposed by this Agreement have lapsed with respect to those Restricted Shares, at the times defined in Section 3;

                  (ii) other than regular cash dividends and such other distributions as the Board of Directors may in its sole discretion designate, the Corporation will retain custody of all distributions ("Retained Distributions") made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in separate accounts;

                  (iii) the Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Participant before these restrictions have lapsed pursuant to Section 3, except with the consent of the Corporation; and

                  (iv) the Restricted Shares and Retained Distributions shall be subject to forfeiture upon termination of Participant's employment with the Corporation to the extent set forth in Section 6 below and upon the breach of any restrictions, terms or conditions of this Agreement.

         Once any portion of Participant's Restricted Share award has become vested under Section 3, the newly vested shares shall no longer be subject to the preceding restrictions, and shall no longer be considered to be Restricted Shares.

         (b) Any attempt to dispose of Restricted Shares in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.


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         3.       When Restrictions Lapse.

         The Restricted Shares shall vest and the restrictions set forth in this Agreement shall lapse with respect to one-half of the Restricted Shares on each of the first and second anniversaries of the Expiration Date, as set forth and defined in the Corporation's offer to purchase Participant's Options, respectively, provided that Participant is employed by the Corporation or a Subsidiary on such anniversary date. The foregoing notwithstanding, in the event of a pending or threatened change in control, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Corporation is involved, the Board of Directors may, in its sole discretion, take such actions as permitted under the Plan.

         4.       Issuance of Stock Certificates for Shares.

         The stock certificate or certificates representing the Restricted Shares shall be issued promptly following the execution of this Agreement, and shall be delivered to the Corporate Secretary or such other custodian as may be designated by the Corporation, to be held until the restrictions have lapsed under Section 3. Such stock certificate or certificates shall bear the following legend:

                  The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of a Restricted Share Agreement entered into between the registered owner and Sun Hydraulics Corporation. A copy of such Agreement is on file in the offices of, and will be made available for a proper purpose by, the Corporate Secretary of Sun Hydraulics Corporation.

         Once the restrictions imposed by this Agreement have lapsed with respect to any portion of the Restricted Shares, upon the written request of Participant, a stock certificate or certificates for such portion of the Restricted Shares shall be returned and exchanged for new stock certificates without the foregoing legend for the newly vested portion of the Restricted Shares. Upon the written request of Participant, the certificates representing the newly vested shares shall be delivered to Participant (or to the person to whom the rights of Participant shall have passed by will or the laws of descent and distribution) promptly after the date on which the restrictions imposed on such shares by this Agreement have lapsed, but not before Participant has made any tax payment to the Corporation or made other arrangements for tax withholding, as required by Section 5. Once the restrictions imposed by this Agreement have lapsed with respect to all of the Restricted Shares, all certificates held by the Corporation representing the vested shares shall be delivered promptly to Participant (or to the person to whom the rights of Participant shall have passed by will or the laws of descent and distribution), provided that Participant has made any tax payment to the Corporation or made other arrangements for tax withholding, as required by Section 5.

         5.       Tax Withholding.

         Whenever the restrictions on Participant's rights to some or all of the Restricted Shares lapse under Section 3 of this Agreement or upon Participant's filing an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, the


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Corporation shall notify Participant of the amount of tax which must be withheld by the Corporation under all applicable federal, state and local tax laws. Participant agrees to make arrangements with the Corporation to (a) remit a cash payment of the required amount to the Corporation, (b) to authorize the deduction of such amounts from Participant's compensation or (c) to otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to the Corporation.

         6.       Forfeiture On Termination of Employment.

         If the Participant's employment with the Corporation or Subsidiary is terminated for any reason, either by the Corporation or Participant, during the term of this Agreement, any Restricted Shares remaining subject to the restrictions imposed by this Agreement shall be forfeited.

         7.       Restricted Shares Not to Affect Employment.

         Neither this Agreement nor the Restricted Shares granted hereunder shall confer upon Participant any right to continued employment with the Corporation or any Subsidiary, and shall not in any way modify or restrict the Corporation's or such Subsidiary's right to terminate such employment.

         8. Agreement Subject to the Plan. This Agreement and the rights and obligations of the parties hereto are subject to and governed by the terms of the Plan as the same may be amended from time to time, the provisions of which are incorporated by reference into this Agreement.

         9.       Miscellaneous.

         (a) This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

         (b) The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

         (c) The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law.

         (d) This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein.

         (e) Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns, and of Participant and Participant's personal representatives.


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         IN WITNESS WHEREOF, the parties have executed this Restricted Share
Agreement on the date and year first above written.


ATTEST:                    SUN HYDRAULICS CORPORATION



                           By:
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Corporate Secretary           Allen J. Carlson, Chief Executive Officer




Witness:                   PARTICIPANT



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